Exhibit 5.1

King & Spalding LLP 601 South California Avenue Palo Alto, CA 94304 USA

May 12, 2014

Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545

Re:	Aradigm Corporation — Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Aradigm Corporation, a California corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) regarding the registration under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of 500,000 shares (the “Shares”) of the Company’s common stock, no par value per share, pursuant to the Stock Option Agreement, by and between the Company and Igor Gonda (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, the Plan, a copy of the Company’s amended and restated articles of incorporation, a copy of the Company’s amended and restated bylaws, each as amended to date, and such other corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. In all such examinations, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the corporate law of the State of California (including the General Corporation Law of the State of California, the relevant portions of California’s constitution, statutes, as of the date hereof and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Aradigm Corporation

May 12, 2014

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares will be validly issued and fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Shares shall have been issued and sold in the manner contemplated by the Plan; and (iii) certificates representing the Shares shall have been executed, countersigned and registered and delivered to the purchasers thereof against payment of the agreed consideration therefore.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP